Highwater Ethanol, LLC

Investor Update

Highwater Ethanol Highlights...

Highwater Ethanol, LLC

Contact Information:

24500 US HWY 14
PO BOX 96
Lamberton, MN 56152

PHONE:
(507) 752-6160

FAX:
(507) 752-6162

TOLL FREE:
(888) 667-3385

E-MAIL:
info@highwaterethanol.com

WEB ADDRESS:
highwaterethanol.com

From the Desk of Highwater Ethanol, LLC
CEO Brian Kletscher



We are nearing our ten years in operation at Highwater Ethanol. To recognize our 10 years of operations we will be hosting an open house for our investors on Wednesday, August 7, 2019. We will be giving tours of your facility and providing hamburgers and brats during this time. Tours start at 2:00 p.m. Please come and join us for this special 10 Year Celebration!

We have made great progress on our operations and debt reduction. Our debt is currently at $4.75 million on long term debt and $7.5 million on our term revolver which we use for operation. This is a nice reduction from where we started 10 years ago with debt at $65.4 million.

We filed our Form 10-Q for the 2nd Quarter with the SEC report on June 7, 2019.We had a net loss for the 2nd Quarter of approximately $2.57 million. Margins continue to be up and down this year. We continue to focus on operations to ensure the best efficiencies we can get at your facility. Through the end of the 2nd Quarter, we are producing 2.93 gallons of denatured ethanol per bushel of corn ground. We continue to review enzymes, yeast and other items to ensure the best efficiencies.

Margins in the ethanol industry are at lows we have not seen since 2012. As most of you are aware the agricultural industry is dealing with the lowest margins experienced in recent memory coupled with a wet weather pattern over the past six months. This has many in the agricultural industry on edge. We expect demand for ethanol to increase domestically and export demand has also increased. However, these increases will likely be offset with higher ethanol production throughout the United States. We believe that better discipline is needed by our industry to match production with demand.

Have a Safe and Fun Summer



We currently have application pending with the MPCA to increase the limits in our air emissions permit which would allow us to increase production from 59.5 million gallons per year {mgpy} to 70.2 mgpy. We believe this increase can be accomplished with your current facility with no capital expenses. The application is going through the review process at this time We are hopeful this permit will be approved by August 1, 2019. Even though this permit would allow for increased production, we will continue to monitor the ethanol markets and demand to ensure additional ethanol is needed in the market prior to increasing our production rate. We are hopeful all ethanol facilities will show the discipline to produce the amount of ethanol that is needed rather than just producing as much as possible. We are hopeful that by doing this, margins will improve in the future.

Industry Information. We are very happy the EPA kept its promise to finalize a rule extending the 1-psi Reid Vapor Pressure (RVP) wavier to E15 in time for the start of the summer driving season. As you fuel your vehicles, please remember to put in E15 or an ethanol blend of your choice. Highwater Ethanol continues to support E10 blend, E15 blend for 2001 and new vehicles and higher blends if you have a flex fuel vehicle. E15 and Exports are needed to support a very efficient U.S Ethanol industry. As production continues to increase in the U.S., exports will be key for the industry in the future. We have seen increased interest from several countries including Mexico, Canada, China, Japan, Vietnam, Philippians, India and many others. We encourage using a higher blend such as E15, E30 or E85! This will continue to reduce our dependence on crude oil and continue to clean the air!! We believe the ethanol industry can respond to meeting the higher blend rates. Highwater Ethanol continues to work with Minnesota BioFuels Association to promote ethanol use and we are working to move E15 forward in the State of Minnesota. Minnesota currently has over 360 - E15 pumps available as well as many blend pumps to ensure the consumer has a choice. As owners in the ethanol industry, each member should be doing their part in using a higher blend of ethanol and asking for the higher blends of ethanol if it is currently not available in your area. We are members of the Minnesota BioFuels Association, Renewable Fuels Association and American Coalition for Ethanol. These entities do a great job in representing the ethanol industry at the Federal level.

Our Mission Statement: "To successfully operate a bio – energy facility, which will be profitable to our investor owners while contributing to the economic growth in the region. Highwater Ethanol is committed to the present while focusing on the future."

Highwater Ethanol's Vision Statement: Highwater Ethanol will identify opportunities that position the business to provide sustainable competitive advantages through short and long - term core investments. A few core priorities that were identified include: 1) remain a low cost, efficient and high-quality producer; 2) Review new technology opportunities; 3) Review all opportunities within our core business; and 4) Continue long term debt reduction.

I encourage you to visit our web page at highwaterethanol.com. This will give your markets, weather, investor information and related items. Like us on Facebook!

If you are ever passing through the area and would like a tour of your facility, please stop by, we would be very happy to walk you through the facility.

Our management team consists of; Luke Schneider, CFO, Shane Rasset, Plant Manager, Tom Streifel, Risk/Commodity Manager, Derek Trapp, Operations Manager, Jon Osland, Maintenance Manager, Lisa Landkammer, EHS Manager and Tim Apitz, EHS Manager. We have positioned our team to be successful in the ethanol industry.

A reminder that our 10th Operations Anniversary is occurring in August 2019, with the open house tour and celebration set for Wednesday, August 7, 2019 starting 2:00 p.m. We hope to see you there!!!

Have a safe summer!!!

We will take care of the present as we focus on the future!!!
Brian Kletscher, CEO
Highwater Ethanol, LLC

The Financial Insights with CFO Luke Schneider



Welcome to the second half of our Fiscal Year 2019! The first half of Highwater's fiscal year 2019 is behind us and that is a good place for it, behind us. Our 2nd Quarter, Form 10-Q, report was recently filed on June 7th. Our Net Loss for the six month period was just under $5.3 million. Margins tried to gain traction during our second quarter but it was short-lived and margins returned to a loss environment. We continue to pay down our term debt and utilize our term revolver as needed to supplement our cash flow.

Highwater again does not have any major projects scheduled for fiscal year 2019. We continue to focus on enhancing our plant's performance which in turn leads to cost reduction potential. In the current margin environment, it is critical to have our facility run as efficiently as possible which helps keep our cost per gallon at a minimum. Commodity markets continue to be volatile, but with this volatility comes both challenges and opportunities. We will manage these opportunities when the markets allow.

Please find below the breakdown of Statement of Operations for both the 2nd Quarter individually and in total for the six month period. Further detail regarding our financial performance can be found in our Form 10-Q filings that are available through our website.

Sincerely,

Luke Schneider
CFO

	Three Months Ended April 30, 2019	Six Months Ended April 30, 2019
	(Unaudited)	*(Unaudited)*
Revenues	$ 22,939,711	$ 45,628,121
Cost of Goods Sold	24,556,335	49,043,632
Gross Profit (Loss)	(1,616,624)	(3,415,511)
Operating Expenses	811,557	1,572,888
Operating Profit (Loss)	(2,428,181)	(4,988,399)
Other Income (Expense)	(151,320)	(310,814)
Net Income (Loss)	$ (2,579,501)	$ (5,299,213)
Weighted Average Units Outstanding	4,810	4,811
Net Income (Loss) Per Unit	$ (536.28)	$ (1,101.48)

Election of Governors

At the Company's 2019 Annual Meeting, the terms of the Company's Group III Governors concluded and the Company's Members elected three incumbent Group III Governors Russell Derickson, Ronald Jorgenson and Michael Landuyt – to serve additional three-year terms. At the 2020 Annual Meeting, the Members of the Company will elect three Governors for the expiring terms of the Group I Governors. The Governors elected at the 2020 Annual Meeting will serve a three-year term, expiring at the Company's 2023 Annual Meeting. The three Group I Governors are currently – David Eis, David Moldan and William {Bill} Garth.

Nominations

Nominees for elected Governors must be named by: a) the current Governors; b) a Nominating Committee established by the Governors; or c) through nomination by a Member entitled to vote in the election of Governors. The Company has established a Nominating Committee, which operates under a charter adopted by the Board of Governors in November 2009. Pursuant to the Nominating Committee's charter, the Nominating Committee's role is to recommend candidates for election to the Company's Board of Governors. Therefore, we recommend that the Nominating Committee meet in December and/or January to identify and recommend candidates to the full Board of Governors at the January Board meeting. The charter sets forth the process for the Nominating Committee to use in recommending nominees. The Nominating Committee may solicit names of candidates for their consideration from Members.

As mentioned above, Members may also nominate persons to be elected Governors of the Company by following the procedures explained in Secion 5.3(b) of the Third Amended and Restated Operating Agreement. Section 5.3(b) requires that written notice of a Member's intent to nominate an individual for governor must be given not less than 120 calendar days before the anniversary date of the release of the Company's proxy materials to Members in connection with the previous year's annual meeting. However, if the date of the current year's meeting is changed by more than 30 days form the anniversary date of the previous year's meeting, then the deadline is a reasonable time, as determined by the Board of Governors, before the Company releases its proxy materials for the annual meeting of the Company. Therefore, if the 2020 Annual Meeting is held within 30 days of March 7, 2020, Members must submit nominations for Governor by October 3, 2019.

Each notice submitted by a Member must include the following:

1) the name and address of record of the Member who intends to make the nomination;
2) a representation that the Member is a holder of record of Units of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;
3) the name, age, business and residence addresses, and principal occupation or employment of each nominee;
4) a description of all arrangements or understandings between the Member and each nominee;
5) such other information regarding each nominee proposed by such Member as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and
6) the consent of each nominee to serve as a Governor of the Company if so elected.



Senator Tina Smith visits Highwater Ethanol

Pictured: Mike Landuyt – Board member, Brian Kletscher - CEO, Senator Tina Smith, Shane Rasset – Plant Manager, Luke Schneider - CFO, Ron Jorgenson - Board member, Tim Apitz – Lab Manager and Lisa Landkammer - EHS Manager.

Senator Tina Smith visited Highwater Ethanol on Thursday, May 30, 2019 to meet with Brian Kletscher, CEO, the Highwater Management Team and Board Members at Highwater Ethanol. They visited about her work in supporting the agricultural industry, including support for ethanol and E15 approval. {Which was approved by EPA for year - round use on May 31, 2019} Senator Smith talked about concerns of the planting progress and the steps being taken at the Federal level. Included in this conversation was the concern over the financial stability and the mental health of the agricultural industry including farmers, ranchers, main street business owners and ag industry. Senator Smith and the group also visited about the foreign trade policy and the importance of having a trade agreement with Canada, Mexico and China. Senator Smith will continue to work hard for the for Rural Minnesota and Ag industry and recognized the economic issues at this time, she will continue to support the ethanol industry and the use of higher blends.

Please see the press release from Senator Smith below: in regards to E15

Sen. Smith Lauds EPA's Lifting of Summertime E15 Ban

Senator Says Move Responds to Her Long-Time Push to Expand Nation's Use Of Renewable Fuels, Increase Demand for Minnesota Farm Products

U.S. Sen. Tina Smith (D-Minn.) lauded the lifting of the E15 ban, a move that will expand the use of ethanol in the nation's fuel supply during the summer

"Farmers in Minnesota and across the country have been hit hard by low farm prices and recent trade uncertainties that have pushed prices even lower," Sen. Smith said. **"This rule change—something I've long fought for--will increase demand for farm products, bolster our farm communities, all while expanding the use of renewable fuels nationwide."**

Senator Smith, a member of the Agriculture committee, has consistently pushed for the EPA to lift the summertime E-15 ban. In September of last year, Sen. Smith wrote a letter to President Trump, specifically outlining the expansion of the E-15 standard as an important step to expanding markets for agriculture products.



Purchasing Corn Highwater – 1st Check



Red Rock Central Visits Highwater

Plant Manager Happenings
By Shane Rasset



Greetings from Highwater Ethanol!!!

As you're well aware of, we have had a pretty wet end of winter/start of spring. Thankfully the Ethanol Facility was designed so that it has had very little effect on operations. We've been able to displace over 9,000,000 gallons of production water with storm water runoff since the start of 2019. Highwater has initiated a permit amendment with the DNR to increase the amount of storm water we reuse and will hopefully have that in place by the end of June.

The facility continues to run reliably with a few minor outages. Our most recent maintenance outage occurred from May 14th-16th, no major projects or upgrades were planned for this outage. The team replaced numerous pumps, motors, conveying, and control equipment as well as cleaned tanks, ductwork, fans, and piping. I couldn't have asked for a better team to undertake all of the work and get it done safely in the 60 hours we allotted!

Production rates have remained steady as we are still operating under our Air Permit that expired in February 2017. We are hopeful that a new permit will be issued from the MPCA by the end of June 2019.

We continue to look for cost savings and efficiencies. This year we have trialed a couple of different enzymes as well as yeast strains with no major advances that stood out. We will be looking at a couple other offerings in the near future and hope to find something that really fits with our facility.

This is a repeat from previous updates but your team here should be commended. The facility is always clean and orderly and employees take the initiative to ensure it stays that way. Employee turnover has remained low and two summer interns will be onsite to assist with some non-routine tasks and help out throughout the entire facility.

Thanks for the opportunity and enjoy your summer!

Shane Rasset

10-year Operation Anniversary at Highwater Ethanol, LLC

Wednesday, August 7, 2019

Tours from 2:00 p.m. to 6:00 p.m.

Meal served from 3:30 p.m. to 6:30 p.m.

If you are able to join us, please RSVP to the Highwater Ethanol office at 507-752-6160 by Wednesday, July 31, 2019.

Commodity Talk with Tom Streifel

The USDA released their initial outlook for the 2019-20 marketing season on May 10. Those reports were brutally negative, with corn ending stocks forecast near 2.5 billion bushels. Wheat carryout was feared to swell to 1.14 BB and soybean carryout nearing 1.0 BB. African Swine flu was rolling through China devastating corn and soymeal demand. The trade talks between the US and China appear to have failed to reach an agreement. Brazil is coming off large crops again and the US is heading into their growing season with traders once again anticipating another big crop. July corn futures posted a new contract low of $3.43 on May 13. But then it started raining and kept on raining. As of June 3, the USDA projects 67% of the US corn acres have been planted, meaning the other third or 30 million acres if planted would be in early June. For the first time in my near 40 years of watching the markets, corn made new contract lows and new highs within a three-week time span during the month of May. July corn futures posted a contract high of $4.38 on May 29. Corn prices moved $.95 over 16 days, so you can imagine the impact to a plant that uses approximately 20 million bushels annually. Within that move lies risk as well as opportunity, hopefully the many years' experience HE management staff has captures the opportunity.



So, going forward, we debate how many acres were not planted or switched to another crop. Plus, we debate the impact the later planting dates will have on the yield. It appears the markets will remain volatile over the next couple months. The good news is ethanol has thus far tagged along however the bad news is distillers prices are lagging. Lack of export sales, namely to China along with river flooding restricting interior US movement has resulted in DDG stocks building and prices soft. On a positive note, E-15 has been approved for year-round sales, which over time should be beneficial to the ethanol industry.

Highwater has been procuring their own corn since Feb 1. In my opinion, the change has been successful and has resulted in reducing our corn costs. Highwater continues to post competitive bids and respectable discount schedule. We thank area corn producers who have increased their business with HE.